Exhibit 99.1

BASELINE OIL & GAS PLANS TO ISSUE $110 MILLION SENIOR SECURED NOTES AND

$50 MILLION SENIOR SUBORDINATED CONVERTIBLE NOTES

Houston, Texas, September 7, 2007 – Baseline Oil & Gas Corp. (“Baseline” or the “Company”) (OTCBB:BOGA) announced today that it plans to issue $110 million of Senior Secured Notes in reliance on Rule 144A and Regulation S to a limited number of institutional investors under the Securities Act of 1933, as amended (the “Act”) and $50 million of Senior Subordinated Convertible Notes in reliance on Rule 144A under the Act. Baseline intends to use the net proceeds from such issuances to acquire certain oil and natural gas assets from DSX Energy Limited, LLP and related parties, as announced by the Company on August 15, 2007. Remaining proceeds from the issuances will be used to refinance our existing indebtedness, for general corporate purposes and to pay fees and expenses in connection therewith.

Neither the Senior Secured Notes nor the Senior Subordinated Convertible Notes have been registered under the Act or any state securities laws, and may not be offered or sold in the United States or to U.S. persons absent registration or an applicable exemption from the registration requirements.

Baseline expects that the offerings related to the Senior Secured Notes and the Senior Subordinated Convertible Notes will close concurrently in early October 2007, although there can be no assurances in that regard.

This press release shall not constitute an offer to sell or a solicitation to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of expected drilling and development wells and associated costs, statements relating to estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of Baseline Oil & Gas Corp.’s projects and other statements which are not historical facts. When used in this document, the words such as “could,” “plan,” “estimate,” “expect,” “intend,” “may,” “potential,” “should,” and similar expressions are forward-looking statements. Although Baseline Oil & Gas Corp. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company’s projects will experience technological and mechanical problems, geological conditions in the reservoir may not result in commercial levels of oil and gas production, changes in product prices and other risks disclosed in Baseline Oil & Gas Corp.’s Annual report on Form 10-KSB filed with the U.S. Securities and Exchange Commission.